Execution Copy
Exhibit 10.13

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between Easton Baseball/Softball Inc., a Delaware corporation (the “Company”), and Todd Harman, the “Executive”), effective as of April 6, 2015 (the “Effective Date”).
WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company immediately as of the Effective Date, under the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the foregoing promises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:
1.Term. The term of the Executive’s employment hereunder (the “Term”) shall commence on the Effective Date and shall continue until terminated in accordance with Section 4 of this Agreement.
2.    Title and Duties.
(a)    During the Term, the Executive shall serve the Company as Executive Vice President, Easton Baseball/Softball, or in such other position or positions as the Chief Executive Officer of the Company (the “CEO”) may designate from time to time, and shall also serve in similar positions with any Company subsidiary or Affiliate (as hereinafter defined) if designated by the Board of Directors of the Company (the “Board”) or the CEO.
(b)    During the Term, the Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities on behalf of the Company, its subsidiaries and its Affiliates consistent with his positions with the Company, and its subsidiaries and Affiliates and as may be designated from time to time by the Board or the CEO.
(c)    During the Term, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its subsidiaries and Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the Term, except as may be expressly approved in advance by the CEO in writing.
3.    Compensation and Benefits. As compensation for all services performed by the Executive during the Term and the obligations set forth in this Agreement and subject to the terms and conditions of this Agreement, the Executive shall receive from the Company:
(a)    Base Salary. During the Term, the Company shall pay the Executive a base salary (the “Base Salary”) at the rate of $350,000 (three hundred fifty thousand US dollars) per annum, payable in accordance with the normal payroll practices of the Company for its executives and subject to increase (but not decrease) from time to time by the CEO, in his/her discretion.
(b)    Annual Bonus Compensation. For each Company fiscal year during the Term, the Executive shall be eligible to receive an annual bonus under the Company’s annual bonus plan for executives (the “Annual Bonus Plan”) based on the Company’s and the Executive’s achievement of specified performance targets for each such fiscal year. The Executive’s target bonus (the “Target Bonus”) shall equal 65% (Sixty-Five Percent) of the fiscal earnings payable to him for the applicable fiscal year, excluding any earnings from Bonus paid during the fiscal year. The performance targets for each fiscal year and the applicable percentage of the Target Bonus payable at specified performance thresholds each year will be set by the Compensation Committee of the Board (the “Compensation Committee”), and the Compensation Committee will determine the actual amount of annual bonus, if any, payable to the Executive hereunder in accordance with the Annual Bonus Plan (the amount of bonus for any fiscal year, the “Annual Bonus”). Except as otherwise provided herein, in order to receive an Annual Bonus for any fiscal year under this Section 3(b), the Executive must be employed by the Company for the full fiscal year. In the event that the Effective Date is after the commencement of a fiscal year, the Annual Bonus will be pro-rated for such fiscal year, with such bonus amount determined by multiplying (A) the bonus amount that would have been payable under this Section 3(b) based on performance for the entire fiscal year by (B) a fraction, the numerator of which is the number of days in such fiscal year on which the Executive was employed by the Company and the denominator of which is 365 (the “Pro-Rated Bonus”). In order to receive the pro-rated Annual Bonus, the Executive must be employed by the Company at the end of the fiscal year. For the avoidance of doubt, the Annual Bonus Plan for the fiscal year of the Company that includes the Effective Date will be that Annual Bonus Plan as in effect for the Company immediately prior to the Effective Date. To the extent an Annual Bonus is payable under any provision of this Agreement, it shall be paid in the taxable year of the Company following the taxable year with respect to which such Annual Bonus relates, and not later than the 15th day of the third month of such taxable year; provided, that it shall not be a breach of this Agreement if payment is made later in such year to the extent financial results are not available by such date so long as payment is made no later than December 31 of such year.
(c)    Equity Based Awards. Subject to Board approval, on or about the Effective Date, the Executive shall be granted options (the “Option Awards”) to acquire 125,000 (one hundred twenty-five thousand) common shares of PSG under the Bauer Performance Sports Limited Second Amended and Restated 2011 Stock Option Plan (the “2011 Plan”), and during the term the Executive shall be eligible to receive additional awards thereunder. If the Effective Date is within a “no trade” period, during which the Company is not allowed to grant awards under the 2011 plan or under applicable securities laws, the Executive shall be granted the Option Awards within thirty (30) days after the end of such period. The terms and conditions of the Option Awards and any other such awards shall be set forth in the 2011 Plan and award agreements entered into between PSG and the Executive.
d)    Relocation. The Executive shall be eligible for relocation benefits as outlined in the attached Exhibit B. In the event the Executive voluntarily resigns his position without Good Reason (as defined in Section 4(e) below) or is terminated by the Company for

Cause (as defined in Section 4(c) below), (i) within the first twelve-month period after the Effective Date, the Executive shall repay to the Company 100% of the relocation benefits paid to the Executive or (ii) within the second twelve-month period after the Effective Date, the Executive shall repay to the Company 50% of the relocation benefits paid to the Executive. Executive agrees to make such repayment within sixty (60) days after the last day of his employment with the Company.
e)    Paid Time-Off. During the Term, the Executive shall be entitled to four (4) weeks of paid time-off per annum in accordance with the Company’s paid time-off policy as in effect from time to time, to be taken at such times and intervals as shall be determined by the Executive and approved by the CEO, subject to the reasonable business needs of the Company.
(f)    Other Benefits. During the Term and subject to any required employee contributions, the Executive shall be eligible to participate in employee benefit plans from time to time in effect for employees of the Company generally, except to the extent any benefit plan is in a category of benefits that is provided to the Executive (but not for employees of the Company generally) under this Agreement. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in such plan. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse to the Executive.
(g)    Business Expenses. The Company shall pay or reimburse the Executive for reasonable and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to such reasonable substantiation and documentation as may be specified by the Board or Company policy from time to time. Such reimbursements, if any, shall be payable to the Executive promptly after the submission of such reasonable substantiation and documentation and shall be subject to Section 20 of this Agreement.
4.    Termination of Employment and Severance Benefits. The Executive’s employment hereunder and the Term may be terminated under the circumstances set forth in subsections (a) through (f) below. All payments and benefits specified in this Section 4 shall be subject to Sections 5 and 20 of this Agreement.
(a)    Death. Unless sooner terminated in accordance with this Section 4, the Term shall end on the date of the Executive’s death. In the event of the Executive’s termination of employment by reason of Executive’s death, the Company shall pay or provide to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate: (i) any earned, but unpaid Base Salary through the end of the month in which his death has occurred; (ii) any unpaid Annual Bonus for the fiscal year ended prior to the fiscal year of Executive’s termination of employment (the “Prior Year Bonus”); (iii) the Pro-Rated Bonus for the fiscal year in which Executive’s termination of employment occurs; (iv) any unreimbursed business expenses (subject to the provisions of subsection 3 (g) above) and (v) any accrued and unused paid time-off. The payments referred to in clauses (i), (iv) and (v) in the immediately preceding sentence are referred to herein as the “Accrued Obligations” and shall be payable in accordance with applicable law. Each of the Prior Year Bonus and the Pro-Rated Bonus, if any, shall be payable when annual bonuses for the applicable fiscal year are paid to other senior executives of the Company. The Executive’s equity interests, if any, shall be governed by the terms of the applicable Company equity plan and the Executive’s equity agreements. The Company shall have no other or further obligation to the Executive hereunder upon the death of the Executive.
(b)    Disability.
(i)    The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during the Term through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of Executive’s material duties and responsibilities hereunder (“Disability”) for a period of (x) one hundred and twenty (120) consecutive calendar days or (y) one hundred and fifty (150) total days during any period of three hundred and sixty-five (365) consecutive calendar days. The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability.
(ii)    If any question shall arise as to whether Disability exists, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company with the consent of the Executive (not to be unreasonably withheld) to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to a medical examination requested by the Company, the Company’s determination of the issue shall be binding on the Executive.
(iii)    The date of termination of employment under this Section 4(b) shall be the 10th business day following the Company’s notice to the Executive of such termination (provided he has not resumed the full-time performance of his duties hereunder by such date), which date shall be the last day of the Term. In the event of such termination of employment, the Company shall pay to the Executive: (i) the Accrued Obligations; (ii) any unpaid Prior Year Bonus; and (iii) the Pro-Rated Bonus. The Accrued Obligations shall be payable in accordance with applicable law. Each of the Prior Year Bonus and the Pro-Rated Bonus, if any, shall be payable when annual bonuses for the applicable fiscal year are paid to other senior executives of the Company. The Executive’s equity interests shall be governed by the terms of the applicable Company equity plan and the Executive’s equity agreements. The Company shall have no further obligation to the Executive hereunder in the event of Disability.
(c)    By the Company for Cause. The Company may terminate the Executive’s employment hereunder for “Cause” (as hereinafter defined) at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the CEO in his/her reasonable judgment, shall constitute Cause for termination:

(i)    The Executive’s commission of any material fraud, embezzlement, theft or dishonesty, or any deliberate misappropriation of any material amount of money or other assets or property of the Company or any of its subsidiaries or Affiliates;
(ii)    The Executive’s willful failure to perform, or gross negligence in the performance of, his duties and responsibilities to the Company or any of its subsidiaries or Affiliates;
(iii)    The Executive’s material breach of any of the terms of this Agreement, Company policies (including policies such as those prohibiting harassment), or his fiduciary duties to the Company or any of its subsidiaries or Affiliates (except where the breach of fiduciary duties is caused by the Executive’s Disability and except where such breach is exculpated under the Company’s articles of incorporation); or
(iv)    The Executive’s conviction of, or plea of nolo contendere to, a felony or any other action by the Executive that has resulted, or could be reasonably expected to result, in material injury to the reputation of Executive or the business of the Company, any of its subsidiaries or Affiliates.
The date of termination for Cause shall be the date specified in the notice given by the Board to the Executive. Following termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation to the Executive hereunder for, or as a result of, the termination of Executive’s employment, other than for payment of (i) the Accrued Obligations and (ii) the Prior Year Bonus. The Accrued Obligations shall be payable under applicable law. The Prior Year Bonus, if any, shall be payable when annual bonuses for the applicable fiscal year are paid to other senior executives of the Company.
(d)    By the Company without Cause. The Company may terminate the Executive’s employment hereunder without Cause at any time upon notice to the Executive by the Board, effective as of the date specified in such notice. In the event of such termination, the Company shall have no further obligation or liability to the Executive for or as a result of the termination of Executive’s employment, other than to (i) pay the Executive the Accrued Obligations; (ii) continue to pay the Executive his Base Salary at the rate in effect on the date of termination for the period of twelve (12) months following such termination (the “Continuation Period”) in accordance with the Company’s normal payroll practices for its executives; (iii) with regard to payments made by the Executive pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), to reimburse the Executive an amount equal to the percentage of medical and dental benefits provided by the Company to the Executive at the conclusion of the Term (subject to the Executive’s timely election of continuation coverage under COBRA); (iv) pay the Executive the Annual Bonus, if any, that would otherwise have been payable to Executive under Section 3(b) of this Agreement with respect to the fiscal year of termination of employment, without regard to the timing of the termination of the Executive’s employment; (v) pay the Executive the Prior Year Bonus; and (vi) pay the Executive the Annual Bonus, pro-rated for the portion of the Continuation Period beginning after the fiscal year of termination of employment, based on the Company’s actual performance for the full fiscal year (collectively, the payments and benefits referred to in clauses (ii), (iii), (iv), (v) and (vi) are referred to as the “Severance Benefit”). The Accrued Obligations shall be payable in accordance with applicable law. Each of the Prior Year Bonus and the Annual Bonus, if any, shall be payable when annual bonuses for the applicable fiscal year are paid to other senior executives of the Company. The Executive’s equity interests shall be governed by the terms of the applicable Company equity plan and the Executive’s equity agreements.
(e)    By the Executive for Good Reason. The Executive may terminate Executive’s employment hereunder for “Good Reason” (as hereinafter defined) at any time upon notice to the Board setting forth in reasonable detail the nature of such Good Reason, but in no event later than ninety (90) days following the initial existence of the condition or event giving rise to Good Reason and provided that the Company shall not have corrected the situation within thirty (30) business days after such notice of Good Reason from the Executive to the Board. The following shall constitute Good Reason:
(i)    material diminution in the nature or scope of the Executive’s titles, duties, authority or reporting responsibilities (including a change in Executive’s direct reporting relationship to the CEO), other than as is materially consistent with the Executive’s assignment to another executive position in accordance with Section 2(a) hereof, or as a result of the diminution of the business of the Company; provided, however, that a change in reporting responsibilities resulting from the direct or indirect control of the Company (or a successor corporation) by another entity or any sale or transfer of equity, property or other assets of the Company shall not constitute Good Reason;
(ii)    material failure of the Company to provide the Executive the Base Salary or Annual Bonus in accordance with the terms of Section 3 hereof;
(iii)    any material diminution in Base Salary or Target Bonus; or
(iv)    a change in the geographic location of the Executive’s principal place of performance of his services hereunder that increases his one-way commute from his primary residence at the time of such change by more than fifty (50) miles.
In the event of termination in accordance with this Section 4(e), the Company shall have no further obligation or liability to the Executive for, or as a result of, the termination of the Executive’s employment, other than to pay or provide the Executive with (i) the Accrued Obligations and (ii) the Severance Benefit. The Accrued Obligations shall be payable in accordance with applicable law. Each of the Prior Year Bonus and the Annual Bonus, if any, shall be payable when annual bonuses for the applicable fiscal year are paid to other senior executives of the Company. The Executive’s equity interests shall be governed by the terms of the applicable PSG equity plan and the Executive’s equity agreements.
(f)    By the Executive Without Good Reason. The Executive may terminate his employment hereunder at any time without Good Reason upon forty-five (45) days’ notice to the Board. In the event of termination of the Executive’s employment pursuant to this Section 4(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company shall pay the Executive his Base Salary for the notice period (or for any remaining portion of the period, as the case may be). In the event of termination of employment pursuant to this Section 4(f), the Company shall pay the Executive (i) the Accrued Obligations and (ii) the Prior Year Bonus. The Accrued Obligations shall be payable in accordance with applicable law. The Prior Year Bonus, if any, shall be payable when annual bonuses for the applicable fiscal year are paid to other senior executives of the Company. The Executive’s equity interests shall be governed by the terms of the applicable Company equity plan and the Executive’s equity agreements.
5.    Release; Effect of Termination. The provisions of this Section 5 shall apply to a termination of the Executive’s employment pursuant to Section 4 or otherwise.
(a)    A condition precedent to the Company’s obligations contained in each of Sections 4(d), (e), and (f) shall be the Executive’s execution and delivery of a timely and effective Release of Claims, substantially in the form attached hereto as Exhibit A (the “Release of Claims”), and the expiration of any applicable revocation period contained in such Release of Claims following the Executive’s termination of employment (the “Release Condition”). For avoidance of doubt, depending upon the Executive’s age and other relevant circumstances, the twenty-one (21) and/or forty-five (45) day provisions in paragraph 3 and the revocation provisions in paragraph 4 may be excluded from the Release of Claims. Payments and benefits of amounts which do not constitute nonqualified deferred compensation and are not subject to Section 409A (as defined below) shall commence five (5) days after the Release Condition is satisfied and payments and benefits which are subject to Section 409A shall commence on the 60th day after termination of employment (subject to further delay, if required, pursuant to Section 20 below) provided that the Release Condition is satisfied. If the Executive fails to execute and deliver the Release of Claims, or if he revokes the Release of Claims as provided therein, except for the Accrued Obligations, the Company shall have no obligation to comply with Sections 4(d), (e), or (f) of this Agreement.
(b)    Upon termination of the Executive’s employment with the Company, unless otherwise specifically provided herein, Executive’s rights to benefits and payments under any retirement, health or welfare employee benefits plan, under the Company’s equity plans (and any equity award agreements pursuant to which awards were granted thereunder) and under any other benefit plan of the Company or any subsidiary or Affiliate shall be determined in accordance with the terms and provisions of such plans; provided, however, that in light of the provisions of this Agreement, the Executive shall not be entitled to severance or termination pay under any benefit plan of the Company or any subsidiary or Affiliate in connection with the termination of Executive’s employment.
(c)    Provisions of this Agreement shall survive any termination of employment if so provided herein or if necessary or desirable to accomplish fully the purposes of such provisions, including without limitation the obligations of the Executive contained in Sections 6, 7 and 8 hereof. The obligation of the Company to pay the Severance Benefit is expressly conditioned upon the Executive’s continued full performance of obligations contained in Sections 6, 7 and 8 hereof. The Executive recognizes that, except as expressly provided herein, he shall not earn or be entitled to any compensation or benefits after the termination of Executive’s employment.
1.    Confidential Information.
(a)    The Executive acknowledges that the Company and its subsidiaries and Affiliates continually develop Confidential Information, that the Executive may develop

Confidential Information for the Company or its subsidiaries or Affiliates and that the Executive may learn of Confidential Information during the course of Executive’s employment with the Company. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall never disclose to any Person, or use for his own benefit or gain, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its subsidiaries or Affiliates, in each case except as required by applicable law, governmental or judicial process or procedure, or for the proper performance of his duties and responsibilities to the Company and its subsidiaries and Affiliates or as may be reasonably necessary for the Executive to enforce his rights hereunder or under any of his equity agreements under a Company equity plan. The Executive understands that this restriction shall continue to apply after Executive’s employment terminates, regardless of the reason for such termination, but only for as long as the Confidential Information remains confidential (other than where the Executive, in violation of the Agreement, discloses or publicizes such information).
(b)    The Executive acknowledges and agrees that all documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company and its subsidiaries and Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its subsidiaries and Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time Executive’s employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control; provided, however, that the Executive may keep such documents that represent agreements between himself and the Company and such documents as are necessary to allow the Executive to understand, exercise and protect his rights and obligations under any agreements (including this Agreement) between himself and the Company.
2.    Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates while employed by the Company hereunder shall be considered “work made for hire”.
3.    Restricted Activities. Executive acknowledges that he will receive trade secret and confidential information during his employment, and in an effort to protect such information, Executive agrees as follows:
(d)    While the Executive is employed by the Company, and through the last day of the twelve (12) month period following the termination of the Executive’s employment or, if later, the last day of the Continuation Period (whichever applies, the “Restriction Period”), the Executive shall not solicit any customer of the Company to terminate its relationship with the

Company. For avoidance of doubt, the Executive agrees and acknowledges that this Agreement is necessary to protect the trade secrets of the Company. The Executive acknowledges as well that in his role as Executive Vice President, Easton Baseball/Softball and as a member of the executive team, he will be privy to trade secrets relating to the following affiliates of the Company: Bauer Hockey, Mission Roller Hockey, Combat, Maverik Lacrosse, Cascade Helmets, and Inaria Soccer, as well as affiliates acquired subsequently by the Company or one of its affiliates. The Executive agrees and acknowledges that this Agreement also is necessary to protect the trade secrets of those affiliates.
(e)    The Executive further agrees that during the Restriction Period, the Executive will not solicit any Person who is an employee of the Company to discontinue working for the Company, whether for the purpose of working for any competitor or otherwise.
(f)     The Executive further agrees that during the Restriction Period he shall not make false, misleading or disparaging statements about the Company or its subsidiaries or Affiliates including, without limitation, their products, services, management, shareholders, employees and customers.
4.    Enforcement of Covenants. The Executive acknowledges that the Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 6, 7 and 8 hereof. The Executive agrees without reservation that each of the restraints contained therein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its subsidiaries and Affiliates; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by these restraints. The Executive further acknowledges that, were the Executive to breach any of the covenants contained in Sections 6, 7 or 8 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post a bond. The parties agree that, in the event that any provision of Section 6, 7 or 8 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area, too great a range of activities, or otherwise, such provision shall be modified to permit its enforcement to the maximum extent permitted by law. The parties further agree (a) that the Company, in its sole discretion, may waive any of the provisions in Sections 6, 7, or 8 by providing notice to the Executive and (b) that in the event of any breach of Section 8 by the Executive, the Restriction Period shall be extended by the period of time during which the Executive was in breach.
10.     Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of the Executive’s obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.
11.    Definitions. Words or phrases which are capitalized or are within quotation marks shall have the meanings provided in this Section 11 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:
(g)    “Affiliates” means all Persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest. For the avoidance of doubt, Affiliates does not include any unrelated Kohlberg portfolio companies that are not directly or indirectly subsidiaries of PSG.
(h)    “Confidential Information” means any and all information of the Company and its subsidiaries or Affiliates that is not generally known by others with whom it or they compete or do business, or with whom they plan to compete or do business and any and all information, not publicly known, which, if disclosed by the Company or its subsidiaries or Affiliates would assist in competition against it or them. Confidential Information includes without limitation such information whether in verbal form, machine-readable form, written or other tangible form, and whether designated as confidential or not, relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its subsidiaries and Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its subsidiaries and Affiliates, (iv) the identity and special needs of the customers of the Company and its subsidiaries and Affiliates (v) the Intellectual Property of the Company, its subsidiaries and Affiliates, (vi) the filing or pendency of patent applications, trade secrets, techniques, methods, styles, designs, design concepts and ideas, customer, client and vendor lists, contract factory lists, pricing information, manufacturing plans, business and marketing plans, financial information, sales information, methods of operation, manufacturing processes and methods, products, prospect lists, and other information regarding prospects or potential prospects or projects, concepts, data, information (including financial, accounting, and other information) relating to customers, clients, employees, agents, contractors, suppliers and distributors of the Company or any of its subsidiaries or Affiliates, (vii) the Persons with whom the Company and its subsidiaries and Affiliates otherwise have business relationships and the existence and nature of those relationships, and (viii) all printed or electronic copies of any of the foregoing, including notes, extracts and documents containing Confidential Information. Confidential Information also includes information similar to Confidential Information that the Company or any of its subsidiaries or Affiliates has received belonging to others or which was received by the Company or any of its subsidiaries or Affiliates with any understanding that it would not be disclosed. Confidential Information does not include information that is publicly known or becomes publicly known through no fault of the Executive.
(i)    “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate to the Business (as defined in Section 8), the Products or any prospective activity of the Company or any of its Affiliates.
(j)    “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.
(k)    “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment.
12.    Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
13.    Parachute Payments
(a)    This Section 13 shall apply only in the case of a Statutory Change in Control (as defined below) and at a time when the Company or PSG has stock which is “readily tradeable on an established securities market or otherwise” (within the meaning of Section 280G(b)(5)(A)(ii)(I) of the Internal Revenue Code of 1986, as amended (the “Code”)). In the event it is determined that any of the payments or benefits (including, without limitation, accelerated vesting of equity rights or other benefits) otherwise payable to the Executive under this Agreement or any other plan, arrangement or agreement with the Company or any Affiliate (collectively, the “Payments”), including by reason of the Executive’s termination of employment in connection with a Change of Control or other event that constitutes a change in ownership or control of the Company as defined in Code Section 280G (a “Statutory Change in Control”) would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then such Payments shall be reduced or eliminated to the extent necessary so that the aggregate Payments received by the Executive will not be subject to the Excise Tax, but only if by reason of such reduction, the net after tax benefit to the Executive exceeds the net after tax benefit to the Executive without any such reduction. “Net after tax benefit” for purposes of this Section 13 shall mean the sum of (i) the Payments to be made less (ii) the amount of federal income and employment taxes payable with respect to such Payments, calculated at the maximum marginal income tax rate for the year of payment (based upon the rate in effect for such year as set forth in the Code at the time of termination of the Executive’s employment) and less (iii) the amount of Excise Taxes imposed with respect to such Payments.
(b)    If a reduction in the Payments is necessary, reduction shall occur in the following order: first, a reduction of cash payments not attributable to equity awards which vest on an accelerated basis; second, the cancellation of accelerated vesting of stock awards; third, the reduction of employee benefits and fourth a reduction in any other “parachute payments” (as defined in Code Section 280G). If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s stock awards unless the Executive elects in writing a different order for cancellation. The determinations with respect to this Section 13 shall be made by the Company’s regular outside accountants, and the Company shall pay the fees and expenses of such accountants.
(c)    While it is the intention of the Company and the Executive to reduce the amounts payable or distributable to the Executive hereunder only if the aggregate net after tax benefits to the Executive would thereby be increased, as a result of the uncertainty in the application of Section 4999 of the Code at the time of an initial determination hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculations hereunder. In the event that the Company’s accountants, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the accountants believe has a high probability of success, determine that an Overpayment has been made, then the Executive shall repay any such Overpayment to the Company within ten business days of his receipt of notice of such Overpayment; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such deemed payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive; provided, that any such Underpayment shall constitute a payment (within the meaning of Treas. Reg. § 1.409A-2(b)(2)) separate and apart from the Payments; and provided, further that any such Underpayment shall be deemed a disputed payment (within the meaning of Treas. Reg. § 1.409A-3(g)) and shall be made no later than the end of the first taxable year of the Company in which the accounting firm determines pursuant to this Section 13(c) that such Underpayment is due.
14.    Assignment. The Executive may not make any assignment of this Agreement or any interest herein. The Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter affect a reorganization, or consolidate with, or merge into, any other Person or transfer all or substantially all of its properties, stock, or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.
15.     Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
16.    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this

Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
17.    Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chief Executive Officer, or to such other address as either party may specify by notice to the other actually received.
18.    Entire Agreement/Effective Date. This Agreement shall be effective only upon the Effective Date, and upon the Effective Date shall constitute the entire agreement between the parties and supersede and terminate all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment with the Company, PSG and their respective Affiliates.
19.    Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.
20.    Section 409A.
(a)    This Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. If either party notifies the other in writing that one or more or the provisions of this Agreement contravenes any Treasury Regulations or guidance promulgated under Section 409A or causes any amounts to be subject to interest, additional tax or penalties under Section 409A, the parties shall agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree, reasonably and in good faith are necessary or desirable, to (i) maintain to the maximum extent reasonably practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company of providing the applicable benefit or payment and (ii) to the extent possible, to avoid the imposition of any interest, additional tax or other penalties under Section 409A upon the parties.
(b)    To the extent the Executive would otherwise be entitled to any payment or benefit under this Agreement, or any plan or arrangement of the Company or its Affiliates, that constitutes a “deferral of compensation” subject to Section 409A and that if paid during the six (6) months beginning on the date of termination of the Executive’s employment would be subject to the Section 409A additional tax because the Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment or benefit will be paid or provided to the Executive on the first day following the six (6) month anniversary of the Executive’s termination of employment or, if earlier, the Executive’s date of death.

(c)    Any payment or benefit due upon a termination of the Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Executive only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6. To the extent an Annual Bonus is payable under any provision of this Agreement, it shall be paid in the taxable year of the Company following the taxable year with respect to which such Annual Bonus relates, and not later than the 15th day of the third month of such taxable year; provided, that it shall not be a breach of this Agreement if payment is made later in such year to the extent financial results are not available by such date so long as payment is made no later than December 31 of such year.
(d)    Notwithstanding anything to the contrary in Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which the Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive’s “separation from service” occurs.  To the extent any expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. Any reimbursement of tax preparer fees and expenses incurred due to a tax audit addressing the existence or amount of a tax liability shall be made by the end of the Executive’s taxable year following the Executive’s taxable year in which the taxes that are subject of the audit are remitted to the taxing authority or, if as a result of such audit no taxes are remitted, by the end of the Executive’s taxable year in which the audit is completed.
21.    Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

22.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.
23.    Governing Law. This is a California and shall be construed and enforced under and be governed in all respects by the laws of the State of California, without regard to the conflict of laws principles thereof.
24.    Arbitration. The Company and Executive agree, as a necessary and material condition of Executive’s employment, that any dispute between Executive and the Company or any of its employees, agents, officers, directors or affiliates, which relates to Executive’s employment with the Company, shall be resolved exclusively through final and binding arbitration. Excluded from this Agreement are claims for workers’ compensation, unemployment compensation, claims under the National Labor Relations Act or a collective bargaining agreement, or any other claim that is non-arbitrable under applicable state or federal law as well as claims for injunctive relief.
Thus, except for the claims excluded above, this Agreement includes all common law and statutory claims, including but not limited to, any claim for breach of contract, unpaid wages, wrongful termination, unfair competition, and for violation of laws forbidding discrimination, harassment, and retaliation on the basis of race, color, religion, gender, age, national origin, disability, and other protected status. The parties agree that any arbitration required by this Agreement will take place on an individual basis. Class arbitrations and class actions are not allowed by signing this Agreement, Executive acknowledges and agrees that he is knowingly and voluntarily waiving his right to pursue such claims in court and instead will pursue them in arbitration. The Company and Executive understand that a request for to arbitrate a claim must be made to the other party in writing within the time limits applicable to the filing of a civil complaint in court or the complaining party will have waived his or its right to pursue such claim.
Executive further agrees that any such arbitration will be before a mutually agreed upon arbitrator, and will be administered in accordance with the applicable arbitration rules and procedures of JAMS in accordance with the JAMS Employment Arbitration Rules and Procedures (except where the JAMS or other ADR provider’s rules are contrary to applicable state or federal law) or California Code of Civil Procedure section 1280 et seq. or similar state laws. The parties may agree to use another dispute resolution service (such as ADR Services, Judicate West, or AAA) but agree that if another dispute resolution service is used, the arbitration will be conducted in accordance with the JAMS Employment Arbitration Rules and Procedures, a current copy of which have been provided to the Executive prior to the execution of this agreement and is also accessible at http://www.jamsadr.com/rules-employment-arbitration/.
The Company shall pay all costs uniquely attributable to any arbitration encompassed by this Agreement, including the administrative fees and costs of the arbitrator. Executive is not required to pay any fee or cost that he would not be required to pay in a state or federal court action.
The parties agree that any remedies that would have been available in a state or federal court action are available to the parties in arbitration under this Agreement. If the law applicable to the claim(s) being arbitrated, or any agreement, affords the prevailing party attorneys’ fees and costs, then the arbitrator shall apply the same standards a court would apply to award such attorneys’ fees and/or costs. Each party shall pay his or its own costs and attorneys’ fees, if any, associated with any arbitration encompassed by this Agreement unless the arbitrator rules otherwise.
If the parties cannot agree on an arbitrator, then the JAMS rules will govern selection.  The arbitrator’s decision is to be in writing, with reasons given and evidence cited for his the award.  Any court of competent jurisdiction may enter judgment upon the award, either by (a) confirming the award or (b) vacating, modifying, or correcting the award on any ground referred to in the Federal Arbitration Act, California Code of Civil Procedure section 1286 et seq. or similar state law. Judgment of the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Arbitration hearings will be held in the county in which the Employee lives or at such other location as the parties may agree in writing. The arbitrator selected will have the power to control the timing, scope, and manner of the taking of discovery and will have the same powers to enforce the parties’ respective duties concerning discovery as would a Superior Court of California, including, but not limited to, the imposition of sanctions. The arbitrator will have the power to grant all remedies provided by federal and California law.
The arbitrator will prepare in writing an award that indicates the prevailing party or parties, the amount, if any, and other relevant terms of the award, and that includes the legal and factual reasons for the decision. The requirement of binding arbitration will not preclude a party from seeking a temporary restraining order or preliminary injunction or other provisional remedies from a court with jurisdiction; however, any and all other aspects of and proceedings relevant to the claims or causes of action being asserted, including, but not limited to, those seeking damages, will be subject to binding arbitration as provided herein.
If any court of competent jurisdiction finds that any part of the arbitration provisions of this Agreement is illegal, invalid or unenforceable, such finding will not affect the legality, validity or enforceability of the remaining parts of the arbitration provisions, and the illegal, invalid or unenforceable part will be stricken from the Agreement.
25.    Dollar Amounts. All monetary figures in this Agreement shall be in United States dollars.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

EASTON BASEBALL/SOFTBALL INC.

/s/ Todd Harman	By:	/s/ Angela Bass
Executive	Title:	EVP, Global Human Resources

EXHIBIT A
RELEASE OF CLAIMS

1.	Release of Claims
In partial consideration of the payments and benefits described in Section 4 of the Employment Agreement (the “Employment Agreement”) effective as of __________________, by and between [______] (“Executive”) and Easton Baseball/Softball Inc., a Delaware corporation (the “Company”), to which Executive agrees Executive is not entitled until and unless Executive executes this Release, Executive, for and on behalf of Executive and Executive’s heirs and assigns, subject to the last sentence of this Section 1, hereby waives and releases any employment, compensation or benefit-related common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which Executive ever had, now has or may have against the Company and its affiliates and their respective shareholders, subsidiaries, successors, assigns, trustees, directors, officers, limited and general partners, managers, joint venturers, members, employees or agents (collectively, the “Releasees”) by reason of facts or omissions which have occurred on or prior to the date that Executive signs this Release (the “Employment Claims”), including, without limitation, any complaint, charge or cause of action arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (the “ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, all as amended, and all other federal, state and local laws and regulations relating to employment, compensation or related benefits. By signing this Release, Executive acknowledges that Executive intends to waive and release any rights known or unknown that he may have against the Releasees under these and any other laws relating to employment, compensation or related benefits. Notwithstanding the foregoing, Executive does not release, discharge or waive, and the term “Employment Claims” shall not include: (i) any claims or causes of action arising under or related to any failure by person or entity to perform or fulfill any obligation owed to Executive on or after the date hereof under the Employment Agreement or the terms of any equity award agreement, including without limitation any obligation under Section 4(d), (e) or (f) of the Employment Agreement (as applicable); or (ii) any claims or rights to indemnification that Executive may have under the certificate of incorporation, the by-laws or equivalent governing documents of the Company or its subsidiaries or affiliates, the laws of the State of Vermont or any other state of which any subsidiary or affiliate of the Company is a domiciliary, or any indemnification agreement between Executive and the Company, or any rights to insurance coverage under any directors’ and officers’ personal liability or fiduciary insurance policy; or (iii) any claims to vested benefits.

2.	California Civil Code section 1542 Waiver
In connection with the above release, Executive acknowledges reading and understanding section 1542 of the California Civil Code, which provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Executive knowingly and voluntarily waives all rights under section 1542. Accordingly, Executive bears the risk that he may later discover additional or different facts that might have materially affected his settlement with the company. Nonetheless, it is his intention to fully, finally and forever settle and release all of his claims that now exist, may exist, or have existed, except as otherwise herein expressly provided.

3.	Proceedings
Executive acknowledges that the Executive has not filed any complaint, charge, claim or proceeding, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). Executive represents that the Executive is not aware of any basis on which such a Proceeding could reasonably be instituted. Executive (i) acknowledges that the Executive will not initiate or cause to be initiated on the Executive’s behalf any Proceeding regarding Employment Claims and will not participate in any Proceeding regarding Employment Claims, in each case, except as required by law and (ii) waives any right the Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding regarding Employment Claims, including any Proceeding regarding Employment Claims conducted by the Equal Employment Opportunity Commission (the “EEOC”) or the New Hampshire Commission for Human Rights. Further, Executive understands that, by executing this Release, the Executive will be limiting the availability of certain remedies that the Executive may have against the Company and limiting also the Executive’s ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 of this Release shall prevent Executive from (i) initiating or causing to be initiated on the Executive’s behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of the Executive’s claims under the ADEA contained in Section 1 of this Release (but no other portion of such waiver) or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC or any state fair employment practices agency.

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4.	Time to Consider
Executive acknowledges that he has been advised that the Executive has [twenty-one (21)] [forty-five (45)] days from the date of receipt of this Release to consider all the provisions of this Release and, should the Executive execute this release prior to [twenty-one (21)] [forty-five (45)] days from the date of receipt of this Release, the Executive does hereby knowingly and voluntarily waive said given [twenty-one (21)] [forty-five (45)] day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW THE EXECUTIVE IS GIVING UP CERTAIN RIGHTS WHICH THE EXECUTIVE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

5.	Revocation
Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of the Executive’s execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any benefits to Executive pursuant to Section 4 of the Employment Agreement until eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this Release, in which event the Company immediately shall arrange and/or pay for any such benefits otherwise attributable to said eight-(8) day period, consistent with the terms of the Employment Agreement. If Executive fails to execute this Release within [twenty-one (21)] [forty-five (45)] days from the date of receipt of this Release or the Executive revokes this Release within seven (7) days of the Executive’s execution of this Release, Executive will be deemed not to have accepted the terms of this Release and will not be due any consideration referenced in the Employment Agreement dependent upon, or the result of, Executive’s execution of this Release, and no action will be required of the Company under this Release, including without limitation any release by the Company of claims against the Executive. The Executive’s failure to execute this release within [twenty-one (21)] [forty-five (45)] days from the date of receipt of this Release, or his revocation of this Release within seven (7) days of his execution of this Release, will not relieve the Executive of any obligations set forth in the Employment Agreement.

6.	No Admission

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This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.

7.	General Provisions
A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.

8.	Governing Law
The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of California without giving effect to conflict of laws principles.
IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand as of the day and year set forth opposite his signature below.

DATE

In consideration of the Executive’s acceptance of this Release and his meeting in full his obligations under it, the Company hereby releases and forever discharges the Executive, the Executive’s heirs, assigns, executors, administrators and representatives, and all others connected with the Executive, from any and all complaints, claims, charges or causes of action of any kind whatsoever which the Company has had in the past, has or might have against the Executive that are in any way related to, arising out of or connected with the Executive’s employment by the Company and that are known to the Company’s Chairman of the Board as of the date this Release is signed on behalf of the Company.

Easton Baseball/Softball Inc.

DATE	Name:
Title:

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